FORM 8-K
                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

                      _________________________



                           CURRENT REPORT



                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

                          Date of Report:
                         February 18, 1997





                        VASTAR RESOURCES, INC.
           (exact name of registrant as specified in charter)


Delaware                        1-13108              95-4446177
(State or Other                 (Commission          (IRS Employer
Jurisdiction of                 File Number)         Identification No.)
Incorporation)


                15375 Memorial Drive, Houston, Texas 77079
           (Address of Principal executive offices) (Zip Code)


  Registrant's telephone number, including area code:   (281) 584-6000

Item 5.   Other Events

1. The following is an excerpt from a press release issued by Vastar Resources, Inc. on January 22, 1997:



                                           January 22, 1997

FOR IMMEDIATE RELEASE

VASTAR POSTS RECORD 1996 EARNINGS;
144 PERCENT RESERVE REPLACEMENT;
EIGHT PERCENT PRODUCTION GROWTH


Houston, TX -- Vastar Resources, Inc. (NYSE: VRI) today announced record earnings of $220.0 million, or $2.26 per share, an increase of 114 percent from the $102.6 million ($1.06 per share) in 1995. Fourth quarter net income of $69.1 million ($.71 per share) also set a quarterly net income record, and compares to $38.4 million ($.39 per share) in 1995.
     "1996 was an outstanding year for Vastar," said Chairman, President and CEO Michael Wiley. "We're particularly pleased with our operational performance and with the important steps we took in 1996 to create further growth opportunities. Complementing our operations, strong commodity prices played a significant role in our financial results."
     In 1996 the company:
     o Increased its average annual net production of natural gas, crude oil and natural gas liquids to 1,165 million cubic feet equivalent per day (MMcfed), an eight percent increase over 1995;
     o Replaced 144 percent of its 1996 production at a replacement cost of $.93 per thousand cubic feet equivalent (Mcfe);
     o Established a significant position in the Gulf of Mexico deepwater play, acquiring an inventory of high quality prospects and securing a three-year commitment for a drilling rig to operate in 5,000 foot water depths. The rig is currently being upgraded, with modifications expected to be complete by the fourth quarter 1997;
     o Expanded its 3D seismic database, adding over one thousand square miles of data onshore and nearly 800 blocks of data offshore, including over 420 deepwater blocks; and increased its substantial land position by acquiring undeveloped leasehold acreage both offshore and onshore;
     o Maintained a leading low-cost position with cash production costs (operating costs; selling, general and administrative expenses; & production-related taxes) of $.56 per Mcfe; and
     o Grew its marketed volumes of natural gas to an annual average 2.9 billion cubic feet per day (Bcfd), with the fourth quarter averaging 3.4 Bcfd.

     Capital spending in 1996 totaled $567 million, including $259 million for exploration, $257 million for development, and $51 million for acquisition of producing assets.  Expenditures for seismic and undeveloped leasehold accounted for approximately $113 million, of which $38 million (excludes related staff costs) was invested to lay the foundation for Vastar's Gulf of Mexico deepwater program.
     In 1996, Vastar added 632 billion cubic feet equivalent (Bcfe) of proved reserves (623 Bcfe net of divestitures) at a replacement cost of
$.93 per Mcfe.  Exclusive of acquisitions, the company added 503 Bcfe of proved reserves.  From all sources, Vastar replaced 144 percent of production.  Production replaced through the drill bit was 114 percent.
The company more than replaced production in all products--natural gas, crude and condensate, and natural gas liquids.
     Vastar ended the year with 2.916 trillion cubic feet equivalent
(Tcfe) of proved reserves (80 percent developed), compared to 2.725 Tcfe at year end 1995.
     The fourth quarter 1996 posted record net income of $69.1 million. Highlights of the quarter included a greater than 15 percent increase in
San Juan Basin coal seam gas production compared to the fourth quarter of 1995; the late fourth quarter start-up of Vastar's 1995 Bastian Bay discovery in the South Pass 60 field; and the year-end start-up of the Norphlet well in Mobile 904.  Vastar's wellhead prices for natural gas and realized prices for liquids were up significantly versus last year's fourth quarter, also contributing to the strong financial performance.
Partially offsetting these benefits were increased exploration expenses which were driven by higher capital investment and the higher costs of rigs and related services, primarily in the Gulf of Mexico.
     Vastar Resources, Inc., headquartered in Houston, Texas, finds, develops, produces and markets natural gas and liquid hydrocarbons.
                           # # # #

Contact:  Lisa Marshall, (281) 584-3448 (Media)
          Barbara Fitzgerald, (281) 584-3477 (Investor Relations)

                         VASTAR RESOURCES, INC.
                         SUMMARY OF OPERATIONS
                             (Unaudited)

(Millions of dollars except per share amounts)
                                For the three months     For the year
                                  ended December 31,  ended December 31,
                                       1996    1995       1996     1995
REVENUES
Sales and other operating revenues $1,121.6  $588.6   $3,381.8 $1,993.4
Other revenues                          2.4    19.3       20.8     36.8
                                      -----   -----    -------  -------
Gross revenues                      1,124.0   607.9    3,402.6  2,030.2
Less: Purchases                      (823.6) (383.4)  (2,372.6)(1,246.4)
      Delivery expenses               (16.3)  (12.3)     (63.4)   (44.3)
                                      -----   -----    -------  -------
Net revenues                          284.1   212.2      966.6    739.5

EXPENSES
Operating expenses                     34.7    31.8      136.1    127.9
Dry hole costs                         35.3    12.2       82.6     69.0
Other exploration expenses             20.0    16.2       76.8     55.2
Undeveloped leasehold amortization      6.9     6.7       27.0     27.0
Depreciation, depletion and
 amortization                          70.9    83.0      275.9    263.3
Selling, general and
administrative expenses                19.0     9.8       62.0     51.2
Taxes other than income taxes          11.4     6.9       41.2     32.7
Interest expense                       13.4    15.0       52.3     57.0
                                      -----   -----    -------  -------
Total expenses                        211.6   181.6      753.9    683.3
                                      -----   -----    -------  -------
Income before income taxes             72.5    30.6      212.7     56.2
Income tax provision (benefit)          3.4    (7.8)      (7.3)   (46.4)
                                      -----   -----    -------  -------
Net income                            $69.1   $38.4     $220.0   $102.6
                                      =====   =====    =======  =======
Earned per share*<F1>                 $0.71   $0.39      $2.26    $1.06

<F1>*The average number of shares outstanding for the three months and year ended December 31, 1996, were 97,259,943 and 97,255,970, respectively.

                         VASTAR RESOURCES, INC.
                         SUMMARY OF OPERATIONS
                             (Unaudited)

                               For the three months     For the year
                                ended December 31,    ended December 31,
                                  1996      1995        1996     1995
OPERATIONS
Total production (MMcfed-net)     1,147     1,089       1,165    1,082

Natural gas:
 Production (MMcfd-net)             852       832         872      810
 Average wellhead price (per Mcf) $2.28     $1.58       $1.81    $1.38

Crude oil:
 Production (Mbd-net)              33.3      31.6        34.2     32.7
 Avg realized price (per barrel) $24.63    $18.43      $21.49   $18.43

Natural gas liquids:
 Production (Mbd-net)              15.8      11.2        14.6     12.6
 Avg realized price (per barrel) $18.77    $11.38      $15.01   $11.39

NATURAL GAS MARKETING
Sales (MMcfd-net)                 3,436     2,388       2,940    2,140
Average sales price (per Mcf)     $2.77     $1.92       $2.34    $1.63
Margin** ($millions)<F2>          $10.0     $11.1       $46.8    $38.8

<F2>**Margin reflects the pretax income from gas marketing activities before related staff and support costs.

2. Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends

    The Company's ratios of earnings to fixed charges for the years ended December 31, 1996, 1995 and 1994, and the three months ended December 31, 1993 were 5.07, 1.99, 3.32 and 1.22, respectively. These ratios were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals.

    During the three years ended December 31, 1996, 1995 and 1994 and the three months ended December 31, 1993, there were no shares of preferred stock outstanding.

Item 7.   Financial Statements, Pro Forma Financial Information and
Exhibits.

    The following document is included as an Exhibit:

Exhibit
No.        Description
_______    ____________



12 Statement Setting Forth Detail of Computation of Ratio of Earnings to Fixed Charges

                                SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, Vastar Resources, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           VASTAR RESOURCES, INC.
                                           (Registrant)



Dated:    February 18, 1997

                                           /s/  Joseph P. McCoy
                                           -------------------------
                                           (signature)
                                           Joseph P. McCoy
                                           Vice President and Controller
                                           (Duly authorized Officer and
                                           Principal Accounting Officer)